For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Communications (310) 829-5400

SKECHERS ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2015 FINANCIAL RESULTS
Record Annual Sales of $3.147 Billion
Record Fourth Quarter 2015 Net Sales of $722.7 Million, an Increase of 26.8 Percent
Fourth Quarter 2015 Earnings from Operations of $54.7 Million, an Increase of 65.7 Percent
Fourth Quarter 2015 Net Earnings of $29.4 Million
Fourth Quarter 2015 Diluted Earnings Per Share of $0.19

MANHATTAN BEACH, CA. – February 10, 2016 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader and the second largest athletic footwear brand in the United States, today announced financial results for the fourth quarter and year ended December 31, 2015. All share and per share information has been retroactively adjusted for the three-for-one stock split that was effective on October 15, 2015.

Net sales for the fourth quarter of 2015 were $722.7 million compared to $569.7 million in the fourth quarter of 2014. Gross profit for the fourth quarter of 2015 was $329.9 million or 45.6 percent of net sales compared to $257.6 million or 45.2 percent of net sales in the fourth quarter of 2014.

“Skechers achieved record fourth quarter sales of more than $722 million in 2015. This resulted in earnings from operations of $54.7 million in the fourth quarter, which is an increase of 65.7 percent from the same prior year period, and record annual revenues of $3.147 billion for 2015, an increase of 32.4 percent compared to 2014,” began David Weinberg, SKECHERS chief operating officer and chief financial officer. “The fourth quarter growth was across our key product lines for men, women and kids, which led to high single-digit gains in our domestic wholesale business, and double-digit increases in our international wholesale and Company-owned retail stores businesses. Also in the fourth quarter, our international business grew to 41 percent of our total sales, bringing it closer to our goal of 50 percent within the next two to three years.”

Net earnings for the fourth quarter of 2015 were $29.4 million compared to net earnings of $21.9 million in the fourth quarter of 2014. Net earnings per diluted share in the fourth quarter of 2015 were $0.19 based on 154.6 million weighted average shares outstanding compared to $0.14 based on 154.1 million weighted average shares outstanding in the fourth quarter of 2014. Our annual effective tax rate for 2015 increased slightly to 21.7 percent from 21.3 percent as of September 30, 2015, which increased our fourth quarter 2015 effective tax rate to 23.9 percent and reduced our earnings per share by $0.01. In addition, the Company’s gross margins were negatively impacted by approximately $8.1 million due to negative foreign currency translations and an additional $2.0 million in other expenses related to foreign currency transaction losses during the fourth quarter of 2015.

Fiscal year 2015 net sales were a record $3.147 billion compared to net sales of $2.378 billion in 2014. Gross profit for 2015 was $1.424 billion or 45.2 percent of net sales compared to $1.072 billion or 45.1 percent of net sales in 2014. Earnings from operations for 2015 were $350.8 million compared to $209.1 million in 2014.

Net earnings for 2015 were $231.9 million compared to $138.8 million in 2014. Net earnings per diluted share for fiscal year 2015 were $1.50 based on 154.2 million weighted average shares outstanding compared to $0.91 based on 153.1 million weighted average shares outstanding in the prior year.

Robert Greenberg, SKECHERS chief executive officer, commented: “Surpassing $3 billion in annual sales is a remarkable accomplishment and to achieve this growth across both our domestic and international businesses speaks to the global strength of the Skechers brand. In the United States, we are the number two footwear brand and the number one walking and work brand, and we were named the 2015 Company of the Year and received the Athleisure Design Excellence award by Footwear Plus magazine. Our accelerated international growth is an indicator of the global acceptance of our product and marketing, which now includes icons Ringo Starr and Sugar Ray Leonard as well as pop superstars Demi Lovato and Meghan Trainor. While we continue to take increased shelf space within our existing accounts worldwide, the Skechers retail store count has also grown to more than 1,300 Company-owned and third-party owned locations at year-end. Pivotal to this growth has been continued product innovation and expansion into more categories enabling us to appeal to an even broader demographic. As the title sponsor of the Skechers Performance Los Angeles Marathon and the official running sponsor of the European Ironman, we are reaching elite athletes and running enthusiasts like never before. With Demi Lovato’s social media posts about Skechers, we are also resonating with hundreds of thousands of savvy teenagers around the world. Our cast of characters remains a focus for our kids advertising, while also capturing the tweens with takedowns of our popular adult sport styles. As we continue to focus on comfort, style and quality in every shoe design, we are expanding our business within both existing doors and into new accounts and countries as well. With an additional 330 to 340 Skechers retail stores opening worldwide this year, we estimate there will be more than 1,650 Skechers stores by the end of 2016, of which approximately 575 stores will be Company-owned. Looking at 2016, we plan to continue to grow worldwide and believe we will see strong double-digit and, in some cases, triple-digit gains in countries around the world.”

Mr. Weinberg added: “The record net sales growth we achieved for 2015—both the gains of 22 percent in our domestic wholesale channel and 59 percent in our international distributor and subsidiary business channel over 2014—is very significant given the sluggish domestic retail environment in the back half of 2015, as well as declining currencies in several key countries. The improvements in our wholesale and Skechers retail businesses were due to the continued strong demand for our fresh product and our impactful marketing.”

Mr. Weinberg continued: “As we look at the coming year, we believe our Company-owned retail stores are on target with mid- to high-single digit retail comps in January and we are continuing to gain market share. We have had a very strong start to the first quarter with January sales up approximately 35 percent compared to January 2015 as well as a strong first week of February. Our backlogs are up 9.5 percent at December 31, 2015, which were impacted by some distributors pulling forward orders from January to December. During the fourth quarter, our distributor sales increased 91.6 percent as compared to the same period last year. Additionally, our incoming order rate in January was also very strong with both our domestic wholesale and European subsidiary businesses ordering closer to season, which is resulting in increasingly improved backlogs for the first quarter. It is important to note that our backlog does not include Company-owned Skechers retail stores—of which we have 68 more stores than in the prior year, as well as our joint ventures in Asia, including China, which we expect will have very strong double-digit growth in 2016. Our inventories are up approximately 36.7 percent from the prior year end with fourth quarter 2015 net sales that increased 27 percent, and our financial position is strong with $508.0 million in cash and cash equivalents. To further position the Company for continued growth, we have improved efficiencies in our distribution centers, which allowed for us to ship more than 2.3 million pairs from our European distribution center in January 2016, an improvement of more than 100 percent from the same period last year. With the anticipated completion of the final expansion phase of our European distribution center in May, we will have more than a million square feet of space. With the strong start to the first quarter and the broad acceptance of our brand worldwide, we see significant potential to continue to grow our international business in 2016 by investing in our product, marketing and infrastructure. We remain comfortable with the majority of the analysts’ current consensus range of $885 million to $920 million in net sales and $0.50 to $0.55 in earnings per share for the first quarter.”

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 120 countries and territories worldwide via department and specialty stores, more than 1,340 SKECHERS Company-owned and third-party retail stores, and the Company’s e-commerce website. The Company manages its international business through a network of global distributors, joint venture partners in Asia, and 13 wholly-owned subsidiaries in Brazil, Canada, Chile, Japan, Latin America and throughout Europe. For more information, please visit skechers.com and follow us on Facebook (facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion and opening of new stores, the completion of the Company’s European distribution center, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the uncertainty of sustained recovery in Europe; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2014 and its quarterly report on Form 10-Q for the quarter ended September 30, 2015. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$507,991	$466,685
Trade accounts receivable, net	343,930	272,103
Other receivables	18,661	16,510

Total receivables	362,591	288,613
Inventories	620,247	453,837
Prepaid expenses and other current assets	57,363	57,015
Deferred tax assets	22,275	18,864

Total current assets	1,570,467	1,285,014
Property, plant and equipment, net	435,907	373,183
Other assets	41,034	16,721

Total non-current assets	476,941	389,904

TOTAL ASSETS	$2,047,408	$1,674,918

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$15,653	$101,407
Accounts payable	473,983	352,815
Short-term borrowings	59	1,810
Accrued expenses	87,318	49,705

Total current liabilities	577,013	505,737
Long-term borrowings, net of current installments	68,942	15,081
Other long-term liabilities	25,719	19,993

Total non-current liabilities	94,661	35,074
Total liabilities	671,674	540,811
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,327,556	1,075,249
Noncontrolling interests	48,178	58,858

Total equity	1,375,734	1,134,107

TOTAL LIABILITIES AND EQUITY	$2,047,408	$1,674,918

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales	$722,683	$569,722	$3,147,323	$2,377,561
Cost of sales	392,829	312,093	1,723,315	1,305,656

Gross profit	329,854	257,629	1,424,008	1,071,905
Royalty income	3,921	2,179	11,745	9,107

	333,775	259,808	1,435,753	1,081,012

Operating expenses:
Selling	57,934	40,198	235,586	181,018
General and administrative	221,133	186,598	849,343	690,923
	279,067	226,796	1,084,929	871,941

Earnings from operations	54,708	33,012	350,824	209,071
Other income (expense):
Interest, net	(1,969)	(3,093)	(10,006)	(11,629)
Other, net	(2,141)	(1,230)	(7,321)	(6,062)

	(4,110)	(4,323)	(17,327)	(17,691)

Earnings before income tax expense	50,598	28,689	333,497	191,380
Income tax expense	12,108	2,833	72,450	39,184

Net earnings	38,490	25,856	261,047	152,196
Less: Net earnings attributable to noncontrolling interests	9,042	3,935	29,135	13,385

Net earnings attributable to Skechers U.S.A., Inc.	$29,448	$21,921	$231,912	$138,811

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.19	$0.14	$1.52	$0.91

Diluted	$0.19	$0.14	$1.50	$0.91

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	153,346	152,092	152,847	151,839

Diluted	154,570	154,066	154,200	153,079